Exhibit 5.1

                                            March 21, 2001

Pennichuck Corporation
4 Water Street
Nashua, New Hampshire 03060

      RE:    Registration Statement on Form S-8
             2000 Stock Option Plan
             150,000 Shares of Common Stock

Ladies and Gentlemen:

      We have acted as counsel to Pennichuck Corporation, a corporation organized under the laws of the State of New Hampshire (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of up to 150,000 shares of common stock, par value $1.00 per share (the "Shares") of the Company, to be issued upon exercise of options granted pursuant to the Company's 2000 Stock Option Plan (the "Plan"). In rendering the opinions set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of New Hampshire and do not purport to pass upon the application of the securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

      For purposes of this opinion, we have examined the Registration Statement including the prospectus for the Plan, and the exhibits filed as part of the Registration Statement, and such other documents, certificates, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinions set forth below. In such examination we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to the originals of all documents
submitted to us as copies.    As to matters of fact material to our opinion,
we have relied upon statements and certificates of public officials, officers and directors of the Company and the representations of the Company and others. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. The Plan was adopted by the Board of Directors of the Company and subsequently ratified by the shareholders of the Company at the Annual Meeting of Shareholders held in April 2000.

      Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion that the Shares have been duly and validly authorized for issuance by all necessary corporate action on the part of the Company and, upon delivery thereof and payment therefor in accordance with the provisions of the Plan and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

      We hereby consent to being named in the Registration Statement and related prospectus as counsel who have rendered their opinion regarding the legality of the Shares. We also consent to your filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       Gallagher, Callahan & Gartrell,
                                       Professional Association


                                       By: /s/ Denis J. Maloney
                                           ---------------------------
                                          Denis J. Maloney